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                                                                    Exhibit 4.16


                             TAX SHARING AGREEMENT
                             ---------------------

     THIS TAX SHARING AGREEMENT (the "Agreement"), dated as of May 28, 1999, is by and among Coyote Acquisition LLC, a Delaware limited liability company ("Holding Company"), Pacer International, Inc., a Tennessee corporation (formerly known as APL Land Transport Services, Inc.) ("Company," together with any subsidiary thereof, including any subsidiary acquired or formed subsequent to the date hereof), and Pacer Logistics, Inc., a Delaware corporation (formerly known as Pacer International, Inc.) ("Subsidiary," together with any subsidiary thereof, including any subsidiary acquired or formed subsequent to the date hereof).

                                  WITNESSETH:

     WHEREAS, upon the consummation of the transactions described in the Stock Purchase Agreement, dated as of March 15, 1999, Holding Company will own approximately eighty-five percent (85%) of the issued and outstanding shares of Company's common stock, no par value, and upon the consummation of the transactions described in the Agreement and Plan of Merger, dated as of February 22, 1999, Company will own approximately one-hundred percent (100%) of the issued and outstanding shares of Subsidiary's common stock, par value $.01 per share, and none of the issued and outstanding shares of Subsidiary's preferred stock, par value $.01 per share;

     WHEREAS, following the consummation of the transactions described above, two or more of the parties hereto may become members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, perhaps, one or more consolidated, combined or unitary groups for state, local and/or foreign tax purposes ("Group");
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     WHEREAS, two or more of the parties hereto, at Holding Company's option, may file consolidated federal income tax returns ("Federal Consolidated Returns") and, perhaps, consolidated, combined and/or unitary tax returns for state, local and/or foreign tax purposes ("Other Consolidated Returns," and, collectively with Federal Consolidated Returns, "Consolidated Returns"); and

     WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating the Group's tax liability among its members; for reimbursing Holding Company (or any other entity designated by Holding Company) for the payment of any such tax liability; and for reimbursing members for the use of net operating losses and other tax benefits to reduce the Group's tax liability otherwise payable.


     NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the parties hereto agree as follows:

     1.   Filing of Consolidated Returns. At Holding Company's option, Holding
          ------------------------------
Company (or any other entity designated by Holding Company) may file, and Company and Subsidiary agree to join in any such filing of, (i) a Federal Consolidated Return for any taxable year (or portion thereof) for which the Group is permitted or required to file a Federal Consolidated Return and/or (ii) any Other Consolidated Return for any taxable year (or portion thereof) for which the Group is permitted or required to file a Consolidated Return.

     2.   Cooperation on Consolidated Return Matters. Company and Subsidiary
          ------------------------------------------
hereby designate Holding Company (or Holding Company's designee) as their agent for the purpose of taking any and all action necessary or incidental to the filing of

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Consolidated Returns. Company and Subsidiary agree to furnish Holding Company with any and all information requested by Holding Company in order to carry out the provisions of this Agreement; to cooperate with Holding Company in any tax return or consent contemplated by this Agreement; to take such action with respect to such returns as Holding Company may request, including, without limitation, the filing of all elections and the filing of all requests for the extension of time within which to file tax returns; to cooperate in connection with any audit or refund claim; and to undertake all of the foregoing obligations in a timely manner as requested by Holding Company.

     3.  Apportionment of Taxes.    For each taxable period (or portion thereof)
         ----------------------
for which a Federal Consolidated Return is filed for the Group pursuant to this Agreement, the consolidated federal income tax liability of the Group, as determined under Treasury Regulations (S) 1.1502-2 and the remaining consolidated return regulations, will be apportioned among the members of the Group pursuant to Treasury Regulations (S) 1.1552-1(a)(1) in accordance with the ratio which that portion of the consolidated taxable income attributable to each member of the Group bears to the consolidated taxable income; provided, however,
                                                              --------  -------
in the event that Holding Company (including any member of the Group other than Company or Subsidiary) has no taxable income, the sum of the apportioned tax liabilities of Company and Subsidiary hereunder shall, at a minimum, always equal the consolidated federal income tax liability of the Group, and in the event that none of Company or Subsidiary has any taxable income, the tax liability of Holding Company hereunder shall, at a minimum, always equal the consolidated federal income tax liability of the Group.

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

     4.   Payment of Taxes.  For each taxable period (or portion thereof) for
          ----------------
which a Federal Consolidated Return is filed for the Group pursuant to this Agreement, Holding Company shall prepare or cause to be prepared the Federal Consolidated Return of the Group and shall pay all taxes (including any penalties, fines, interest or other additions thereto) reported on such Federal Consolidated Return to the Internal Revenue Service ("IRS"). At least five (5) business days prior to the due date of any payment Holding Company is required to make to the IRS of any taxes due with respect to a Federal Consolidated Return of the Group (including, without limitation, estimated taxes), Company and/or Subsidiary, as the case may be, shall pay to Holding Company an amount equal to its share of such tax liability as determined under Section 3 of this Agreement.

     5.   Tax Benefit.  For each taxable period (or portion thereof) for which a
          -----------
Federal Consolidated Return is filed for the Group pursuant to this Agreement, Holding Company shall elect (if necessary) in the manner specified in Treasury Regulations (S) 1.1502-33(d)(5) that the method described in Treasury Regulations (S) 1.1502-33(d)(3) be applied to the Group with respect to additional allocations of income tax liability. Pursuant to Treasury Regulations (S) 1.1502-33(d)(3), an additional liability will be allocated to each member of the Group which, as a result of net operating losses, excess charitable contributions, foreign tax credits, investment tax credits or similar items arising from or generated by the activities of another member with respect to a taxable period (or portion thereof) for which a Federal Consolidated Return was filed, has an allocated tax liability as determined under Section 3 of this Agreement that is smaller than its tax liability if such tax liability had been computed on a separate tax return

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

("Separate Return Tax Liability"). The additional tax liability allocated to such member will be equal to 100 percent of the excess, if any, of (a) the Separate Return Tax Liability of such member for the taxable year, over (b) the allocated tax liability as determined under Section 3 above. The total of any additional amounts determined in this Section 5 will be paid to such member that generated such losses, credits or deductions to which such total is attributable. Such payment will be made pursuant to a consistent method which reasonably reflects such items and which is substantiated by specific records maintained by the Group for such purposes.

     6.   Subsequent Adjustments.    If for any taxable period (or portion
          ----------------------
thereof) for which a Federal Consolidated Return is filed for the Group pursuant to this Agreement the federal income tax liability of the Group as reported on such Federal Consolidated Return is adjusted, whether by means of an amended return, a claim for refund, or an audit by the IRS, then the liabilities of the members of the Group shall be recomputed under the relevant sections of this Agreement to give effect to those adjustments as if such adjustments had been part of the original determination of the Group's consolidated federal income tax liability. In the case of a refund, Holding Company shall make a payment to each member of the Group in an amount equal to such member's share of the refund, if any, within five (5) business days after the refund is received by Holding Company and, in the case of an increase in tax liability, each member of the Group shall pay to Holding Company its allocable share of such increased tax liability at least five (5) business days prior to the date on which Holding Company reasonably expects to pay such liability to the IRS. If any interest is to be paid or received as a result of any tax deficiency or refund, that interest shall be allocated among

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

the members of the Group in the ratio that each such member's change in income tax liability bears to the total change in the income tax liability of the Group. If any penalty is to be paid or received as a result of any tax deficiency or refund, that penalty shall be allocated to the member whose income resulted in the imposition of such penalty.

     7.   Election for Computing Earnings and Profits.  For each taxable period
          -------------------------------------------
(or portion thereof) for which a Federal Consolidated Return is filed for the Group pursuant to this Agreement, Holding Company shall elect (if necessary) in the manner specified in Treasury Regulations (S) 1.1552-1(c) that the Group's consolidated federal income tax liability be apportioned for purposes of computing earnings and profits in accordance with the method provided in Section 1552(a)(1) of the Code and Treasury Regulations (S) 1.1552-1(a)(1).

     8.   Other Tax Items.    This Agreement shall not apply with respect to the
          ---------------
carryback of any net operating loss, tax credit or other tax benefit generated by a party and attributable to a taxable year beginning after the date hereof in which such party is not a member of the Group.

     9.   Other Consolidated Returns.    Each member of the Group agrees to, at
          --------------------------
the request of Holding Company, join with Holding Company (or any direct or indirect subsidiary of Holding Company (if any)) in any Other Consolidated Return for any taxable period (or portion thereof) for which Holding Company (or any direct or indirect subsidiary of Holding Company (if any)) elects to file an Other Consolidated Return that includes such member. If at any time subsequent to the date hereof, the liability for any state, local or foreign income, franchise or other tax of Holding Company, Company, Subsidiary and/or any other affiliated corporation (if any) is determined on a unitary,

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consolidated, group or combined basis (or any member becomes responsible for the payment of any such tax), this Agreement shall be applied to such state or local tax in like manner as it is applied to matters relating to federal income taxes, after taking into consideration the extent to which each party has been included in an Other Consolidated Return that relates to those taxes and other relevant issues.

     10.  Disputes.    Any dispute concerning the interpretation of a Section or
          --------
an amount of payment due under this Agreement shall be resolved by Holding Company, whose reasonable judgment shall be conclusive and binding on the parties.

     11.  Successors.    A party's rights and obligations under this Agreement
          ----------
may not be assigned without the prior written consent of the other party to this Agreement. This Agreement shall be binding upon and inure to the benefit of any successor to any party hereto.

     12.  Exclusive Agreement.    This Agreement embodies the entire
          -------------------
understanding among the parties as to the subject matter hereof, and no change or modification may be made except in writing by each of the parties.

     13.  Waivers.    The waiver of a breach of any term or condition of this
          -------
Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

     14.  Counterparts.    This Agreement may be executed in counterparts, each
          ------------
of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     15.  Choice of Law; Amendments; Headings; Jurisdiction.    This Agreement
          -------------------------------------------------
shall be governed by the internal laws of the State of New York. This Agreement may

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

not be amended or modified orally. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     16.  Severability.    Any term or provision of this Agreement which is
          ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                      COYOTE ACQUISITION LLC,
                                      a Delaware limited liability company

                                      By: /s/ Marc E. Becker
                                         __________________________________

                                      Name: Marc E. Becker

                                      Title: Vice President


                                      PACER INTERNATIONAL, INC., a Tennessee
                                      corporation (formerly known as APL Land
                                      Transport Services, Inc.)


                                      By: /s/ Donald C. Orris
                                          _________________________________

                                      Name: Donald C. Orris

                                      Title: Chairman, President and Chief
                                              Executive Officer


                                      PACER LOGISTICS, INC., a Delaware
                                      corporation (formerly known as
                                      Pacer International, Inc.)

                                      By: /s/ Donald C. Orris
                                          _________________________________

                                      Name: Donald C. Orris

                                      Title: Chairman, President and Chief
                                              Executive Officer



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